Exhibit 10.11

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (the "First Amendment") is dated as of March 4, 2022, by and between Lake Midas LLC, a California limited liability company ("Landlord"), and Spinal Kinetics LLC, a Delaware limited liability company (formerly known as Spinal Kinetics, Inc., a Delaware corporation) ("Tenant"), with reference to the following recitals.

R E C I T A L S:

A.
On or about April 16, 2015, Landlord and Tenant entered into a Standard Lease Agreement (the "Lease") for that certain premises commonly known as 501 Mercury Drive, Sunnyvale, California (the "Premises"), containing approximately 25,051 rentable square feet.
B.
On or about April 27, 2018, Landlord and Tenant entered into a Consent to Transfer wherein Landlord approved the Transaction referenced therein.
C.
Landlord and Tenant wish to amend the Lease on the terms and conditions set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
Recitals. The Recitals above are incorporated herein as if fully set forth herein.
2.
Extension of Lease Term. The Lease term is hereby extended such that it expires on December 31, 2027 (the period from January 1, 2023, through and including December 31, 2027, is referred to herein as “Extended Term”).
3.
Base Rent. Base Rent for the Premises during the Extended Term shall be:

Period	Rent/RSF/Month	Total Monthly Base Rent
January 1, 2023 – December 31, 2023	$3.35	$83,920.85
January 1, 2024 – December 31, 2024	~$3.45	$86,438.48
January 1, 2025 – December 31, 2025	~$3.55	$89,031.63
January 1, 2026 – December 31, 2026	~$3.66	$91,702.58
January 1, 2027 – December 31, 2027	~$3.77	$94,453.66
4.
As-Is. Landlord shall not be obligated to make any improvements to the Premises except as expressly set forth in this First Amendment or provide Tenant with any improvement allowance in connection with this First Amendment. Tenant currently occupies the Premises and accepts the Premises in its current condition, subject to the provisions of this First Amendment.
5.
Abatement of Rent. Landlord hereby agrees to waive the Base Rent due for the period from January 1, 2023, through March 31, 2023. No amounts due to Landlord under the Lease other than the Base Rent referred to above shall be waived. In the event Tenant commits a monetary default as defined in the Lease beyond any applicable notice and cure period, Base Rent coming due thereafter shall not be waived. The total amount of Base Rent waived shall not exceed Two Hundred Fifty-One Thousand Seven Hundred Sixty-Two and 60/100 Dollars ($251,762.60).

Exhibit 10.11

6.
Security Deposit. Provided (a) no event of Tenant’s default beyond expiration of any applicable notice and cure exists; and (b) Landlord has not provided Tenant with written notice of default, which default remains uncured; effective as of December 31, 2022, the Security Deposit shall be reduced to One Hundred Thirteen Thousand Two Hundred Forty-One and 91/100 Dollars ($113,241.91) and Landlord shall return to Tenant the remaining portion of the original Security Deposit held by Landlord in the amount of One Hundred Eighty-Six Thousand Seven Hundred Fifty-Eight and 09/100 Dollars ($186,758.09) by January 31, 2023. If the condition set forth in clause (b) is not satisfied as of December 31, 2022, Tenant shall be entitled to the partial refund of the Security Deposit set forth in this Section upon the Landlord’s acceptance of Tenant’s cure of such default and provided further that the conditions set forth in clauses (a) and (b) are satisfied as of Landlord’s acceptance of such cure.
7.
Renewal Options. Section 64 of the Lease is amended to provide that the Extension Options shall commence when the Extended Term expires and when the first Extension Option term expires on all of the terms and conditions otherwise set forth in Section 64 of the Lease.
8.
Exterior Area Storage. Tenant is entitled to install and maintain throughout the Lease term a single non-permanent outdoor storage container (“Storage Container”) in the Exterior Area adjacent to the Building. The size, location, and specifications of the Storage Container will be subject to Landlord’s reasonable approval and Tenant shall remove the Storage Container and repair any damage caused by the Storage Container or its removal prior to the expiration or earlier termination of this Lease.
9.
Waiver of Restoration of Certain Interior Alterations. Tenant shall not be required to remove any Tenant Improvements (as defined in Exhibit F to the Lease) performed by Tenant to the interior of the Building or any Consent Required Alterations (as defined in Section 13.1 of the Lease) performed by Tenant to the interior of the Building prior to the date of this First Amendment, nor restore the interior of the Building to its condition prior to the installation of such Tenant Improvements and such Consent Required Alterations. Landlord reserves all other rights Landlord has in the Lease to require removal and restoration of the Tenant Improvements and any Alterations.
10.
Compliance with Laws. Section 4.2 of the Lease is amended to read “Tenant shall, at Tenant's sole expense, promptly comply with all applicable laws, ordinances, rules, regulations, orders, certificates of occupancy, conditional use or other permits, variances, covenants, conditions, restrictions, easements, the reasonable recommendations of Landlord's engineers or other consultants, and requirements of any fire insurance underwriters, rating bureaus or government agencies, now in effect or which may hereafter come into effect, whether or not they reflect a change in policy from that now existing, during the term or any part of the term hereof, relating in any manner to, or triggered by, the specific use by Tenant of the Premises, the Tenant Improvements and/or any Alterations, if and to the extent required by any applicable governing agency. Tenant shall, at Tenant's sole expense, comply with all accessibility requirements of State and Federal law that apply to the Premises, Title 24 of the California Code of Regulations (including without limitation the 2013 Building Energy Efficiency Standards) (“Title 24”), and all federal, state and local laws and regulations governing occupational safety and health if required by any applicable governing agency; provided, however, that Landlord (rather than Tenant) shall be required to perform any structural improvements or exterior improvements related to such requirements, laws and regulations at Landlord’s sole cost and expense, unless such relate in any manner to, or are triggered by, the specific use by Tenant of the Premises, the Tenant Improvements and/or any Alterations (in which case Tenant must make such structural improvements or exterior improvements if and to the extent required by any applicable governing agency). Any structural improvements or exterior improvements that are not the Tenant’s responsibility pursuant to the immediately preceding sentence

Exhibit 10.11

shall be performed by Landlord if and to the extent required by any applicable governing agency. Tenant acknowledges that it will be responsible for complying with current and future laws and regulations (if and to the extent required by any applicable governing agency) even though such compliance requires Tenant to make substantial repairs or modifications (including structural modifications) to the Premises, subject however to the terms of the immediately-preceding sentence. Notwithstanding the foregoing, Tenant’s obligation to comply with such laws shall not include any compliance obligation to the improvements performed by Landlord pursuant to Section 66. Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise or vibrations to emanate from the Premises, or take any other action that would constitute a nuisance, create a dangerous situation, or would disturb, unreasonably interfere with or endanger Landlord. Tenant shall obtain, at its sole expense, any permit or other governmental authorization required to operate its business from the Premises. Landlord shall not be liable for the failure of any other tenant or person to abide by the requirements of this section or to otherwise comply with applicable laws and regulations, and Tenant shall not be excused from the performance of its obligations under this Lease due to such a failure.”
11.
Operating Expense Modifications. Landlord may not include in Operating Expenses the cost of (a) resurfacing and/or restriping the parking lot more than once in any forty-eight (48) month period; provided, however, the foregoing limitation does not limit Landlord’s right to include ordinary maintenance and repair costs in Operating Expenses and; provided, further, however, the foregoing limitation shall not apply to the extent the need for such resurfacing and/or restriping is the result of inappropriate use of the parking lot by Tenant, its employees, agents, contractors, or invitees, or beyond ordinary and normal use; and (b) repainting the exterior of the Building more than once in any sixty (60) month period; provided, however, the foregoing limitation shall not apply if the need for such repainting is due to use of the Building beyond ordinary and normal use.
12.
Tenant’s Repairs – Obligations of Tenant. Section 12.1 of the Lease is amended to read “Subject to Section 12.2 below, Tenant shall, at its sole cost and expense, keep and maintain all parts of the Premises in good and sanitary condition, promptly making all necessary repairs and replacements, including but not limited to, windows, glass and plate glass, doors, skylights, roof membranes, any special store front or office entry, walls and finish work, floors and floor coverings, heating and air conditioning systems, dock boards, bumpers, plates, seals, levelers and lights, plumbing work and fixtures (including periodic backflow testing), electrical systems, lighting facilities and bulbs, sprinkler systems, alarm systems, life safety systems, fire detection systems, termite and pest extermination, tenant signage, roof covering and membrane, and regular removal of trash and debris. Landlord shall have the right to reasonably approve the contractor Tenant shall use to make any repair or to perform any maintenance on the roof, heating, ventilation and air conditioning systems ("HVAC"), plumbing systems, electrical systems, sprinkler systems, fire alarm systems or fire detection systems located at the Premises. Tenant shall not paint or otherwise change the exterior appearance of the Building without Landlord's prior written consent, which may be given or withheld in Landlord's reasonable discretion. Tenant shall not disturb the integrity and support provided by any wall. Notwithstanding anything contained herein to the contrary, if Landlord reasonably determines that an item described in this Section 12.1 is in need of replacement in lieu of repair, then such item shall be replaced by Landlord, and the cost thereof shall be included in Operating Expenses subject to Section 6, provided that, to the extent that such Operating Expense is capitalized, Tenant may prepay its obligation at any time. If Tenant fails to keep the Premises in good condition and repair, Landlord may after providing written notice of such election to Tenant, but shall not be obligated to, make any necessary repairs. If Landlord makes such repairs, Landlord may bill Tenant for the cost of the repairs as additional rent, and said additional rent shall be payable by Tenant within twenty (20) days after demand by Landlord, plus a ten percent (10%) administrative fee.”

Exhibit 10.11

13.
Roof Repairs. Notwithstanding Section 12.1 of the Lease (as amended by this First Amendment), Landlord shall, at its sole cost and expense and not as an Operating Expense, (a) reseal the existing roof in calendar year 2022 per recommendation of existing roof warranty and as otherwise reasonably determined by Landlord; and (b) repair and maintain the structural elements of the roof throughout the Lease term. Other than as set forth in the preceding sentence, the responsibility for repairing and maintaining the roof shall be as set forth in the Lease, including, but not limited to, with respect to any costs and expenses thereof being included in Operating Expenses.
14.
Intellectual Property and Ownership Related Matters. Tenant represents and warrants that Orthofix US LLC, a Delaware limited liability company f/k/a Orthofix, Inc., a Delaware corporation (“Orthofix”) is the sole member of Tenant, and is the successor-by-merger to Orthofix Spinal Implants Inc., a Delaware corporation f/k/a Blackstone Medical, Inc., a Massachusetts corporation (“Blackstone”). Tenant represents and warrants that Tenant is the owner of those certain registered trademarks and registered patents (“IP”) listed on the attached Exhibit A, and that since the Commencement Date, no material portion of the IP has been conveyed or assigned to Blackstone, Orthofix, any parent, subsidiary or affiliate of Blackstone or Orthofix, or any third party (other than collateral assignments in connection with financing). If Tenant intends or desires to transfer any of the IP and which cover a material part of Tenant’s business to Blackstone, Orthofix, or any parent, subsidiary or affiliate of Blackstone or Orthofix or any third party (other than collateral assignments in connection with financing), Tenant shall first cause Orthofix (or another party having comparable or better creditworthiness which is approved by Landlord for such purposes, it being agreed that such approval must not be unreasonably withheld or delayed), to provide a Guaranty of Lease for the benefit of Landlord in the form attached hereto as Exhibit B, which Guaranty of Lease shall be executed and delivered by the guaranteeing party prior to the date of the transfer of the IP. However, Tenant may license or cancel any such registered trademarks or registered patents of Tenant in the ordinary course of Tenant’s business without notice to Landlord and without the need to provide the Guaranty of Lease. Tenant’s failure to timely provide the executed Guaranty of Lease or notice required by this Section shall be an immediate default under the Lease and, in addition to such rights and remedies Landlord has for a Tenant default, shall permit Landlord the right to require Tenant to increase the Security Deposit to Three Hundred Thousand Dollars ($300,000.00) upon written notice from Landlord.
15.
Failure to Provide Insurance. Tenant acknowledges that any failure on its part to obtain or maintain the insurance required herein will expose Landlord to risks and potentially cause Landlord to incur costs not contemplated by the Lease, the extent of which will be extremely difficult to ascertain. Accordingly, for any month or portion thereof that Tenant does not maintain the required insurance and/or does not provide Landlord with the required binders or certificates evidencing the existence of the required insurance and such failure continues for 10 business days after Tenant’s receipt of notice from Landlord specifying the purported shortcomings or omissions of Tenant’s insurance coverages and/or the insurance binders or insurance certificates submitted (or required to be submitted, in the case of omissions) by Tenant to Landlord, the Base Rent shall be automatically increased, without any requirement for further notice to Tenant, by an amount equal to 10% of the then existing monthly Base Rent or $100, whichever is greater. The parties agree that such increase in Base Rent represents fair and reasonable compensation for the additional risk/costs that Landlord will incur by reason of Tenant's failure to maintain the required insurance. Such increase in Base Rent shall in no event constitute a waiver of Tenant's default with respect to the failure to maintain such insurance, prevent the exercise of any of the other rights and remedies granted hereunder, nor relieve Tenant of its obligation to maintain the insurance specified in the Lease.

Exhibit 10.11

16.
Exemption of Landlord from Liability. The last sentence of Section 20 of the Lease is hereby revised to read in its entirety as follows: “Tenant, as a material part of the consideration to Landlord hereunder, hereby assumes all risk of damage to Tenant's property or business or injury to persons, in, upon or about the Project arising from any cause, including the active or passive negligence of Landlord Parties except for the gross negligence or willful misconduct of Landlord or any Landlord Party, and Tenant hereby waives all claims in respect thereof against Landlord Parties.”
17.
Landlord’s Liability. The second sentence of Section 21 of the Lease is hereby revised to read in its entirety as follows: “Tenant agrees that in the event of such a transfer Landlord shall automatically be released from all liability thereafter accruing under this Lease; and Tenant hereby agrees to look solely to Landlord's transferee for the performance of Landlord's obligations hereunder after the date of the transfer.”
18.
SNDA. Promptly following the execution date of this First Amendment, Landlord shall request from Landlord’s current mortgagee holding a security interest in the Project a subordination, non-disturbance and attornment agreement for Tenant on such mortgagee’s standard form and Landlord shall use commercially reasonable efforts to cause such mortgagee to execute and deliver such subordination, non-disturbance and attornment agreement to Tenant; provided, however, it shall neither be a condition to the effectiveness of this First Amendment nor a default by Landlord hereunder if Landlord is unable to cause such mortgagee to execute and deliver such subordination, non-disturbance and attornment agreement to Tenant provided that Landlord has promptly requested such document and used commercially reasonable efforts to obtain it as set forth above in this paragraph.
19.
Use of the Roof and Building Exterior. Notwithstanding anything to the contrary set forth in Section 30 of the Lease or any other portion of the Lease, Landlord must not use the roof or other exterior portions of the Building, nor any portions of the Exterior Areas, for signage (other than Tenant’s signage, brokerage signs related to the sale or leasing of the Project, signage related to construction occurring at the Project, security, safety, and property management signage as is customary to similarly situated projects, and signage or notices required by applicable law, insurance providers, or lenders holding a security interest in the Project) or other advertising displays without Tenant's prior written consent, which consent shall not be unreasonably withheld.
20.
Deletion of Obsolete Letter of Credit Provisions. Section 68 of the Lease is hereby deleted in its entirety.
21.
Service Dogs. Notwithstanding anything to the contrary set forth in the Lease, Tenant shall be permitted to bring (or allow its employees to bring) into the Premises non-aggressive, fully-domesticated, fully-vaccinated service dogs as defined under Title III of the Americans with Disabilities Act and California Civil Code § 54.1(b)(6)(C)(iii), (a "Tenant Service Dog"). Tenant Service Dogs must be owned by the person requesting to bring the Tenant Service Dog onto the premises. Tenant shall have the obligation to verify to the Landlord whether the animal is a qualified service dog as defined under Title III of the Americans with Disabilities Act and California Civil Code § 54.1(b)(6)(C)(iii). Landlord reserves the right to request from Tenant a copy of the Tenant Service Dog’s health records showing that the animal is in good health, parasite-free and immunized/vaccinated. The Tenant Service Dog must be on a leash, under control, and accompanied by its owner at all times. Tenant is required to comply with applicable laws and regulations related to Service Animals doing work or performing tasks for individuals with disabilities. No Tenant Service Dog shall be brought to the Premises if such dog is ill or contracts a disease that could potentially threaten the health or wellbeing of any tenant or occupant of the Premises (which diseases may include, but shall not be limited to, rabies, leptospirosis and Lyme disease). Tenant shall not

Exhibit 10.11

permit any objectionable dog-related odors to emanate from the Premises, and in no event shall any Tenant Service Dog remain at the Premises overnight. All bodily waste generated by a Tenant Service Dog in or about the Premises shall be promptly removed and disposed of in trash receptacles designated by the Landlord, and any areas of the Premises affected by such waste shall be cleaned and otherwise sanitized by Tenant. No Tenant Service Dog shall be permitted to enter the Premises if such Tenant Service Dog has previously exhibited dangerously aggressive behavior. In the event Landlord receives any verbal or written complaints from any other tenant or occupant of the Premises in connection with health-related issues related to the presence of a Tenant Service Dog in the Premises, Landlord and Tenant shall promptly meet and confer, in good-faith, to determine appropriate mitigation measures to eliminate the causes of such complaints (which mitigation measures may include, without limitation, additional and/or different air filters to be installed in the Premises, HVAC system, or elsewhere in the Premises), and Tenant shall cause such measures to be taken promptly at its sole cost or expense. For further information regarding a qualified service dog, please visit https://www.ada.gov/regs2010/service_animal_qa.html. A Tenant Service Dog shall be individually trained to do work or perform tasks, including, but not limited to, minimal protection work, rescue work, pulling a wheelchair, or fetching dropped items, for the benefit of the individual with a disability, including a physical, sensory, psychiatric, intellectual, or other mental disability. This definition shall exclude animals that are not covered under the Americans with Disabilities Act of 1990, including, but not limited, “emotional support animal."
22.
Disclosure Regarding Accessibility Inspection. Section 4.3 of the Lease is amended to read: “The Premises have not undergone an inspection by a Certified Access Specialist (“CASp”) to determine whether or not the Premises meets all applicable construction-related accessibility standards pursuant to California Civil Code Section 55.51 et. seq. Accordingly, pursuant to California Civil Code § 1938(e), Landlord hereby further states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises”. Landlord shall have the right (but not the obligation) to obtain a report from a CASp, and, in the event that Landlord does so, and such report provides that the Project is in compliance (or any issues of non-compliance are corrected), then, as between Landlord and Tenant, (regardless of whether the claim is brought by any third party, including a subtenant or invitee of Tenant) such report, upon delivery to Tenant, shall be conclusive that Landlord has complied with any obligation relating specifically to matters covered by the CASp as of delivery (and exclusive of any improvements made by Tenant) pursuant to California Civil Code sections 55.52 and 55.53. Landlord and Tenant agree that if Tenant requests or performs a CASp inspection of the Premises, Building or Project, then (i) Tenant shall pay the fee for such inspection, (ii) Tenant shall reimburse Landlord upon demand for the cost of making any repairs necessary to correct violations of construction-related accessibility standards to the Premises, Building and/or Project; and (iii) if Tenant commissions an inspection by a CASp, Tenant (a) will not provide Landlord with a copy of such report unless specifically requested in writing by Landlord; (b) shall be responsible for any and all consequences resulting from the commissioning of such inspection, including, but not limited to, implementing, managing and performing any and all repairs, improvements and/or modifications to the Premises, Building, Project or Exterior Areas related to addressing and/or correcting any violations disclosed by such inspection; and (c) shall indemnify, defend and hold Landlord harmless from and against any and all losses, liabilities, damages,

Exhibit 10.11

costs and claims that may be made against Landlord by any party claiming that Landlord had knowledge of a non-compliance of the Premises, Building, Project or Exterior Areas with applicable laws as a result of such inspection. Notwithstanding clause (b) of the immediately preceding sentence, Landlord may elect to require Tenant to implement, manage and/or perform such repairs, improvements and/or modifications in lieu of performing such and requiring reimbursement from Tenant requiring Tenant to implement, manager and/or perform such and, in such case, Tenant shall reimburse Landlord for all costs and expenses associated therewith within twenty (20) days after demand from Landlord. It shall be an uncurable, material default if Tenant commissions an inspection by a CASp and delivers a copy thereof to Landlord unless specifically requested in writing by Landlord.”
23.
Energy Consumption Reporting. Landlord shall have the right to require Tenant to provide Landlord with copies of bills from electricity, natural gas or similar energy providers (collectively, “Energy Providers”) Tenant receives from Energy Providers relating to Tenant’s energy use at the Premises (“Energy Bills”) within ten (10) days after Landlord’s written request. In addition, Tenant hereby authorizes Landlord to obtain copies of the Energy Bills directly from the Energy Provider(s), and Tenant hereby authorizes each Energy Provider to provide Energy Bills and related usage information directly to Landlord without Tenant’s consent. From time to time within ten (10) days after Landlord’s request, Tenant shall execute and deliver to Landlord an agreement provided by Landlord authorizing the Energy Provider(s) to provide to Landlord Energy Bills and other information relating to Tenant’s energy usage at the Premises.
24.
Conflict. If there is a conflict between the terms and conditions of this First Amendment and the terms and conditions of the Lease, the terms and conditions of this First Amendment shall control. As modified by this First Amendment, the terms and conditions of the Lease shall remain in full force and effect. Capitalized terms included in this First Amendment shall have the same meaning as capitalized terms in the Lease unless otherwise defined herein. Tenant hereby acknowledges and agrees that the Lease is in full force and effect, that to the best of Tenant’s actual knowledge Landlord is not currently in default under the Lease, and that, to the best of Tenant’s actual knowledge, no event has occurred which, with the giving of notice or the passage of time, or both, would ripen into Landlord’s default under the Lease. Landlord hereby acknowledges and agrees that the Lease is in full force and effect, that to the best of Landlord’s actual knowledge Tenant is not currently in default under the Lease, and, to the best of Landlord’s actual knowledge, no event has occurred which, with the giving of notice or the passage of time, or both, would ripen into Tenant’s default under the Lease.
25.
Authority. The persons executing this First Amendment on behalf of the parties hereto represent and warrant that they have the authority to execute this First Amendment on behalf of said parties and that said parties have authority to enter into this First Amendment.
26.
Brokers. Tenant and Landlord each represent and warrant to the other that neither has had any dealings or entered into any agreements with any person, entity, broker or finder other than Frank Friedirch of CBRE, Inc., as Landlord’s broker, and John Roper, Chris Shepherd, Matt Taylor, and Garrett Taylor of CBRE, Inc., as Tenant’s broker, in connection with the negotiation of this First Amendment, and no other broker, person, or entity is entitled to any commission or finder's fee in connection with the negotiation of this First Amendment, and Tenant and Landlord each agree to indemnify, defend and hold the other harmless from and against any claims, damages, costs, expenses, attorneys' fees or liability for compensation or charges which may be claimed by any such unnamed broker, finder or other similar party by reason of any dealings, actions or agreements of the indemnifying party.

Exhibit 10.11

27.
Confidentiality. Tenant acknowledges and agrees that the terms of this First Amendment are confidential and constitute proprietary information of Landlord. Disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate other leases with respect to the property and may impair Landlord's relationship with other tenants of the property. Tenant agrees that it and its partners, officers, directors, employees, brokers, and attorneys, if any, shall not disclose the terms and conditions of this First Amendment for one year from the execution date of this First Amendment to any other person or entity without the prior written consent of Landlord which may be given or withheld by Landlord, in Landlord's sole discretion, except that Tenant may disclose the terms and conditions of this First Amendment and the Lease (A) if required by any applicable law, regulation or court order, (B) in any judicial proceedings involving Landlord and Tenant, and (C) to Tenant’s attorneys, accountants, employees and existing or prospective financial partners or lenders, successors, assignees or sublessees. It is understood and agreed that damages alone would be an inadequate remedy for the breach of this provision by Tenant, and Landlord shall also have the right to seek specific performance of this provision and to seek injunctive relief to prevent its breach or continued breach.
28.
Counterparts. This First Amendment may be executed in counterparts. Each counterpart shall be deemed an original, and all counterparts shall be deemed the same instrument with the same effect as if all parties hereto had signed the same signature page.
29.
Delivery of Amendment. Preparation of this First Amendment by Landlord or Landlord's agent and submission of same to Tenant shall not be deemed an offer by Landlord to enter into this First Amendment. This First Amendment shall become binding upon Landlord only when fully executed by all parties and when Landlord has delivered a fully executed original of this First Amendment to Tenant. The delivery of this First Amendment to Tenant shall not constitute an agreement by Landlord to negotiate in good faith, and Landlord expressly disclaims any legal obligation to negotiate in good faith.
30.
Notices. Section 1.16 of the Lease is amended to provide that the respective notice addresses of Landlord and Tenant are as follows (notwithstanding anything to the contrary in Section 43 of the Lease):

Landlord: Lake Midas LLC c/o Jason Oderio 1484 Pollard Road, #264 Los Gatos, California 95032	Tenant: Spinal Kinetics LLC Attn: Doug Rice, CFO 3451 Plano Parkway Lewisville, Texas 75056
With a copy to: Yolanda Faile Verity Properties 530 Showers Drive, #7-318 Mountain View, California 94040-4740	With a copy to: Bell Nunnally & Martin LLP Attn: Jean Pierre Boyea, Esq. 2323 Ross Ave., 19th Floor Dallas, Texas 75201

(signatures to follow on succeeding page)

Exhibit 10.11

IN WITNESS WHEREOF, the parties hereby execute this First Amendment as of the date first written above.

Landlord: Lake Midas LLC a California limited liability company By: /s/ Jason Oderio Name: Jason Oderio Its: Manager

Tenant:

Spinal Kinetics LLC

a Delaware limited liability company

(formerly known as Spinal Kinetics, Inc., a Delaware corporation)

By:  /s/ Kimberley A. Elting

Name:  Kimberley A. Elting

Its: Chief Legal and Development Officer

By:  /s/ Douglas Rice

Name:  Douglas Rice

Its:  Chief Financial Officer

*Authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing. The amendment must be executed by the president or vice president and the secretary or assistant secretary, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this amendment.